Exhibit 99.1

VIVUS, Inc.

Second Quarter 2013 Financial Results Teleconference

August 6, 2013, 04:30pm EDT/01:30pm PDT

Operator

Good day, ladies and gentlemen, and welcome to the VIVUS Second Quarter 2013 Results Conference Call. (Operator instructions.) As a reminder, this call may be recorded.

I would now like to introduce your host for today’s conference, Tim Morris, CFO. Sir, you may begin.

Tim Morris  - VIVUS, Inc. - CFO

Thank you, Operator. Before we get started, I’d like to remind you that, during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, forecast, estimate, expect, intend, likely, may, potential, plan, predict, opportunity, and should, among others. These forward-looking statements are based on VIVUS’s current expectations, and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2012, and as amended on Form 10-K/A filed April 30, 2013 and as amended on Form 10-K/A as filed June 12, 2013 and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Tony Zook, CEO of VIVUS.

Tony Zook  - VIVUS, Inc. - CEO

Thanks, Tim. Good day, everyone, and welcome to our second quarter 2013 conference call. Thank you for joining us today. Also participating on today’s call, in addition to Tim, are Mike Miller, Chief Commercial Officer, and Peter Tam, President.

With the settlement agreement reached on July 18, the proxy contest is behind us. On July 22, I was appointed CEO, and Michael Astrue was selected as our new Chairman. A new Board of Directors, including four standing Directors, was formed, which includes highly qualified and talented individuals who are dedicated to take VIVUS to the next level. The new Board, along with the VIVUS team, have been working to refine direction for the Company. I’ve met with the senior staff and addressed the employees in order to share the vision for VIVUS and Qsymia.

We believe Qsymia has the potential to improve health outcomes and change patient lives through significant and sustained weight loss of 10%. Our goal is to firmly establish Qsymia as the drug of choice for obese and overweight patients with weight-related comorbidities.

On today’s call, I’ll lay out the pathway forward for VIVUS and share with you our main objectives. Before that, Mike will review the progress we’ve reached with Qsymia and the certified retail pharmacy launch. Tim will cover some recent STENDRA highlights and the financial results for the quarter. Lastly, we will address your questions. While we strive for transparency, it will prove difficult to address all your questions in detail as we are in a transition phase. The new Board will work with the management team to complete the review in the upcoming weeks and begin to implement the plan. We will endeavor to keep you abreast of significant developments as appropriate.

I’ll now turn the call over to Mike to review the key Qsymia metrics and to provide an update on commercialization activities.

Mike Miller  - VIVUS, Inc. - Chief Commercial Officer

Thank you, Tony. The primary commercial objective in the second quarter was the launch of Qsymia into certified retail pharmacies. As previously stated, we believe the REMS mail order-only pharmacy network for Qsymia was burdensome to providers and patients and a hindrance to demand. Following the FDA approval of the REMS modification in mid-April, it was much to be done with wholesalers and the REMS switch provider before retail pharmacy certification could even begin.

On July 1, we announced the initial availability of Qsymia in certified retail pharmacies. Since then, the number of certified pharmacies has grown and the provider feedback has been positive, with daily traffic on findqsymia.com at around 2,000 visits per day and our inquiries for our medical line regarding how and where to get Qsymia vastly reduced.

As of today, we are approaching 10,000 Qsymia certified retail pharmacies, with locations including Walgreens, Duane Reade, CVS, Kroger, Rite Aid, Costco, and other chain outlets. We have more national and regional chains already signed up and in the process of being certified. Also, independent pharmacies will be able to join the network in the fourth quarter.

Another important driver of future Qsymia success is the payer coverage and lowering out-of-pocket costs for patients. When we launched into certified retail pharmacies on July 1, new patient offers were introduced. Specifically, we changed the discount offer on the recommended dose so that covered patients with a tier 3 copay, typically in the $50 to $65 range could be brought down to a tier 2 copay level, typically the $25 to $35 range. Cash pay patients still pay only $75 per month for up to three months of treatment. We believe that lowering out-of-pocket costs for patients is essential to drive trial in this category.

With regard to payer coverage, we previously stated that our goal is roughly half of commercial lives to have access to Qsymia at tier 3 or better by year-end 2013, and we are currently at 36%. Importantly, during the second quarter, we amended some existing and very key PBM agreements to include tier 2 coverage for Qsymia, which lowered the copay to $25 to $30 for these covered patients. This was significant for reducing the out-of-pocket costs for these Qsymia patients. Our focus will be to drive coverage and lower out-of-pocket costs either by gaining tier 2 coverage or by offering these type of discounts that can buy down the tier 3 copay.

In the second quarter, there were 81,000 prescriptions dispensed for Qsymia through the mail order network, of which 73% were new prescriptions and 27% were refills. That total prescription count represented a 37% growth over Q1. Of the total prescriptions, about 44% of them included either a free good or discount offer. The total number of unique Qsymia prescribers since launch grew 39%, to almost 21,000, and endocrinologists remain our most productive prescribers to date. In this quarter, over 27,000 new unique patients initiated Qsymia treatment.

I know that there is great interest in the weekly third-party prescription data since the certified retail pharmacy launch. We have continued to work with third-party service providers to refine the reporting of Qsymia prescriptions. With the opening of the retail pharmacy channel, we believe that the accuracy of the third-party reporting will improve, but it is projected. Early third-party data trends show Qsymia weekly total prescriptions increasing. The actual dispensed prescription data has yet to be verified and validated, but the weekly data are encouraging, confirming what we are hearing from the field, providers and other sources.

While it is still too early to draw any conclusions, the certified retail response has been positive in these first few weeks, and we look forward to providing an update on the specific validated Qsymia prescriptions in the future.

The last key commercial event in the second quarter was the recent AMA decision to recognize obesity as a disease, along with Congressional members in both the House and the Senate taking action by introducing the bipartisan legislation known as the “Treat and Reduce Obesity Act.” This legislation proposes reimbursement for Medicare Part D recipients utilizing prescription weight management drugs. We think that the public health epidemic of obesity in this country has reached a point where the cost of this condition has drawn the attention of the public policymakers.

I will now pass the call to Tim for an update on his area of focus.

Tim Morris  - VIVUS, Inc. - CFO

Thank you, Mike. I’d like to cover three main areas with you today - STENDRA, the second quarter financial results, and also provide an update on our Qsymia partnering efforts.

For STENDRA, the highlights of the quarter were the approval in the European Union, our license agreement with Menarini, and the announcement of the 15-minute clinical data.

On June 26, we announced the European Commission has approved SPEDRA - that’s the approved trade name for avanafil in the EU - for the treatment of ED. Following the EU approval on July 5, we entered into an agreement with Menarini to commercialize and promote SPEDRA for the treatment of ED in over 40 European countries, plus Australia and New Zealand. Under this agreement, VIVUS will receive an upfront and various approval and sales milestones, plus royalties on SPEDRA sales.

Within the first year, we expect to receive approximately EUR39 million, or $52 million at today’s exchange rates. This includes an upfront payment totaling EUR16 million, or $21 million. Menarini will also reimburse us for payments made to cover various obligations to Mitsubishi Tanabe during the term of the agreement. In total, we are eligible to receive up to EUR79 million, or over $100 million at today’s exchange rates, in milestones and other payments over the life of the agreement. This is in addition to any royalties on product sales.

Privately-owned Menarini is one of the largest European-based pharmaceutical companies and is uniquely positioned to promote SPEDRA alongside their portfolio of men’s health products.

On June 19, we announced study results showing avanafil is effective for sexual activity within 15 minutes of administration in men with ED. In this study, avanafil patients achieved statistically significant improvement over placebo in the mean proportion of attempts that resulted in erections sufficient for successful intercourse as early as 10 minutes for the 200-milligram dose and 12 minutes for the 100-milligram dose. The results of this study will be submitted as an amendment to the current label in the United States and in the EU, and we believe this will enhance our ability to complete a partnering arrangement for STENDRA in the United States.

Now, on to the financial results for the second quarter. In May of this year, we closed an offering of $250 million in principal of 4.5% convertible senior notes due May 2020. Total net proceeds from the convertible note offering were approximately $242 million. A portion of the net proceeds were used to purchase a capped call, which provides anti-dilution protection up to $20 per share. The net proceeds from the convertible offering and the previously announced royalty financing provided significant improvement to the balance sheet as we enter into discussions with potential Qsymia partners.

On the financial side, in the second quarter 2013, net product revenues from sales of Qsymia were $5.5 million. Net loss for the quarter was $55 million, or $0.55 per share. This compares to a net loss of $24 million, or $0.24 per share in the second quarter of 2012. The increase in net loss in the second quarter of 2013 as compared to the second quarter of 2012 is primarily attributed to increased selling, general and administrative expenses related to post-approval commercialization activities for Qsymia. Included in the net loss for the current quarter was $2.8 million related to the proxy contest and a total charge of $4.4 million for Qsymia inventories on hand and excess demand, and a manufacturing purchase commitment fee.

For the first half of 2013, net product revenues from sales of Qsymia were $9.6 million. For the same period in 2012 — Sorry.  For the same period, the net loss was $109 million, or $1.08 per share as compared to a net loss of $42 million, or $0.45 per share last year. The increased net loss in the first half of 2013 is again attributed to increased SG&A expenses relating to our post-approval commercialization activities for Qsymia. Included in the net loss for the first half was $3.5 million related to the proxy contest and a total inventory charge of $10.2 million. For more information on the financial results, please refer to the second quarter 2013 press release.

Cash, cash equivalents and available-for-sale securities at the end of June was $358 million. This compares to $214 million that we had on hand at the end of December. The net increase of $144 million is primarily due to cash provided from financing activities, including net proceeds of $48.4 million from the royalty financing and $242 million from the convertible note offering. Cash used in operating activities in the first half of 2013 was approximately $110 million.

As for an update on our Qsymia partnering efforts, we continue our discussions with large pharmaceutical companies to explore how we can increase Qsymia commercialization efforts with primary care physicians, which we believe is critical to maximizing the value of the brand and growing the obesity market. Retail pharmacy availability was seen as an important achievement by potential partners. This process remains competitive. Our goal is to complete this process as soon as possible.

I will now turn the call back to Tony to describe the pathway forward for VIVUS.

Tony Zook  - VIVUS, Inc. - CEO

Thanks, Tim. The plan for VIVUS contains four essential elements - number one, expanding the use of Qsymia through targeted patient and physician education. While eliminating barriers to Qsymia access experienced to date with the retail pharmacy launch, we’ll continue to focus the promotional efforts on our targeted 25,000 healthcare providers with the goal of establishing Qsymia as the most efficacious product for the obese and overweight patient with comorbidities.

Our sales team remains focused on our current target audience to stimulate further growth of current Qsymia prescribers and expanding the number of new patients. Successful patient stories are increasing, and our current prescribing base is gaining comfort with Qsymia, but the overall treatment rate is still low. We believe the AMA disease designation and the AACE treatment algorithm will help.

As mentioned by Mike earlier, we need to overcome access barriers confronted by physicians and patients limiting the use of Qsymia. Specifically, our short-term goals will be to grow the retail pharmacy channel over the next two quarters and focus on increased commercial access. As these barriers are lowered, we expect the number of Qsymia prescriptions will increase.

We also continue to focus on patient education and continue programs to drive patients to speak with their targeted physicians about Qsymia. In addition, we will continue unbranded and disease awareness campaigns and will have several pilot programs to consumers to test different ideas.

As to broader consumer activation activities, we need to first focus on removing barriers previously mentioned prior to considering more aggressive and costly consumer outreach. We will develop and test various approaches in the market, but we need to balance patient outreach and cost with the reality of where we stand regarding commercial access and retail pharmacy availability.

Second, finding the right partner for Qsymia. A large pharmaceutical partner is critical to realize the full potential of this franchise and to build the market. To date, we’ve made good progress in the area. Current discussions will continue, and I believe potential partners will be impressed with the retail pharmacy uptake. The Board and I are personally involved in this process, and we’re committed to completing these discussions as rapidly as possible.

Third, create a pathway for centralized approval in Europe that’ll drive value. The EU opportunity is tremendous, and the 10-year data exclusivity provides a longer timeframe to create value. Our Board has extensive experience within the European regulatory community and is leading the effort to define a centralized pathway for approval in Europe.

Four, eliminate expenses that are not essential to expanding use of Qsymia. We’re undertaking a complete review of the existing cost structure, including a review of major contracts and commitments. We need to recognize that this will be an ongoing process, as much of our expense is contractually obligated. We’ll prioritize our spending to support those activities to drive Qsymia demand, ensure patient safety. Non-essential spending will be challenged and reduced.

We have several challenges ahead in the next few months. The uptake of Qsymia to date has been slow, but, with barriers to success removed, we expect an upward trend. For the next couple of months, our focus will be on these four objectives. As I mentioned at the beginning, it’s going to be difficult to address your specific questions in great detail, but I look forward to sharing our success during the next quarterly call.

And with that, we’ll take a few questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator instructions.) Marko Kozul with Leerink Swann.

Marko Kozul  - Leerink Swann - Analyst

Hey, good afternoon, and thanks for taking my questions. Our due diligence suggests that roughly a third of ESI and Medco patients are either being reimbursed or are soon to be reimbursed under tier 2. I was wondering if this was consistent with what you’re observing, or possibly your near-term goals as well? Thanks.

Tony Zook  - VIVUS, Inc. - CEO

Tim? Mike, I’m sorry.

Mike Miller  - VIVUS, Inc. - Chief Commercial Officer

Yes. Yes, Tony. We did do the contract amendments in second quarter with two PBMs for tier 2 access, and we did enable the copays to get down to the $25 to $30 level. We do not have the number of lives that impacted. We don’t get that information. They don’t share that information with us. We would get that later through a rebate agreement, but that is not something we would share at this point.

Tony Zook  - VIVUS, Inc. - CEO

Thanks, Marko.

Operator

Thomas Wei with Jeffries.

Thomas Wei  - Jeffries & Company - Analyst

Thanks. I had wanted to ask about persistence. You had given some very helpful metrics in the past on how things are tracking, and wanted to just get an update on how that market research of yours has evolved during the second quarter. And what do you think is key to improving persistence?

Mike Miller  - VIVUS, Inc. - Chief Commercial Officer

Hi, Thomas, this is Mike again. So, as you know, the persistence data that we use is the longitudinal data set that we follow, and we have updated that data set, and it increased again. We are now just shy of four months on the data set of the cohort that we reported out earlier, and we are pleased with that. I think the — I believe the drivers around persistence are certainly the ability to see effect. I think the ability to help the patient with out-of-pocket costs and the ability to set reasonable expectations with the provider. Hope that helps.

Tony Zook  - VIVUS, Inc. - CEO

Thanks, Thomas.

Operator

Alan Carr with Needham Company.

Alan Carr  - Needham & Company - Analyst

Thanks for taking my question. Wonder if you could comment bit more about the strategy, the four-part strategy, specifically one and four, how those two fit with each other. Do you still plan to do a direct-to-consumer effort? How extensive will that be, and how do you plan to balance one and four?

Tony Zook  - VIVUS, Inc. - CEO

Yes, it’s a good question. Thanks for that. I think, first, we very much believe in the role of an educated consumer as part of the overall campaign mix. What I think we need to be consciously aware of is people have different definitions at times of what DTC means. We are absolutely committed to the current patient education rollout of programs that we have made available that encourages patients to continue to reach out to their physicians and have good dialogues. We have some unbranded programs that are out that would trigger a patient to go to a website where they could seek additional information on Qsymia, as well as other related programs.

But, when we look to what I think most people think when you think DTC, the much more aggressive types of programs on be it TV or radio, there I think we need to make sure that we’re looking at our dollar spend versus is the market really ready to receive it well, and we get full advantage. Where we stand today with the retail channel, as well as our commercial access rates, I just don’t believe that that would be a good use of our overall spend, and therefore it’s just not a good use. And trust me, I’ve been at this game for a number of years and understand the role that an activated consumer can play, but it has to be against a market preparation that’s ready to receive it.

And so, we’re going to continue to pilot different ideas. We’re going to keep a close eye on our retail pharmacy expansion and our market access rates. And we believe that it’s the time to do so, and also in line with hopefully a partner that has allowed us to broaden into primary care. We think that this could be a good route for overall market expansion. But, where we stand right now, it would not be a good use. We’re going to direct our efforts to physicians that we’re calling on, the current patient education rollout, and that’s how we want to get this right balance of continuing to ensure we build the brand correctly, but make sure we’re doing it in a prudent way while balancing those expenses. Hope that helps.

Thomas Wei  - Jeffries & Company - Analyst

It does. Thanks very much.

Operator

Cory Kasimov with JPMorgan.

Cory Kasimov  - JPMorgan - Analyst

Hey, good afternoon, guys, and thank you for taking my questions. I have two specific ones, and then one bigger picture. Can you disclose the monthly script numbers like you have in the past so we have a better idea of trajectory?

Tony Zook  - VIVUS, Inc. - CEO

Why don’t you rattle off your three, and we’ll see what they look like, okay?

Cory Kasimov  - JPMorgan - Analyst

Okay. And then, the other one was you mentioned — the second one is you had mentioned you have 2,000 hits per day on the Qsymia.com website post-retail availability. I’m just wondering how many hits per day you had before the retail rollout.

And then, the strategic one was I’m trying to just get a better understanding of how the current commercial strategy is changing, or if it’s really kind of the underlying efforts are kind of remaining the same and the bigger change comes when a partner comes on board. Thanks.

Tony Zook  - VIVUS, Inc. - CEO

Thanks for that. Mike, why don’t you take the first two?

Mike Miller  - VIVUS, Inc. - Chief Commercial Officer

Yes. So, hi, Cory, this is Mike. So, on your first question, quarter two was, I would say, relatively flat, was on average about 27,000 per month. I don’t have the precise monthlies in front of me. Much of that had to do with the fact that, once we got our modification approved, we saw a bit of a stall in mail, and in sort of anticipation of the retail. So, that was that in mail.

In terms of findqsymia.com, that only has specifically to do with the retail pharmacy locator. So, that went live on July 1, and that had no visitors prior to that. So, we on average have about 2,000 visitors per day. For instance, last week there was about 3,000 visitors per day.

Tony Zook  - VIVUS, Inc. - CEO

Yes. And on the third part of your question, I guess just maybe to give a little bit of color.  Again, I’m a big believer in an organization that you can try and advance 20 things and take them one step, or you can take the right two or three things and really put your full organizational effort behind it and show meaningful progress. And I believe that the current strategy, if anything, it’s even more focused on achieving the short-term objectives, opening up the retail network and the managed market access piece. These are absolutely critical for us to enjoy success with Qsymia in the shorter term.

And so, Mike and the team have been actively engaged with the pharmacy network. We have internal targets that we’re working hard against, likewise on the managed market expansion. And so, imagine, if you would, almost a double-down effort on those two areas is a short-term area of focus for us organizationally. And I think when you’re consistent, in that we believe that the broader market expansion capabilities happen when we have the appropriate partner on board. I think that’s been consistent and one that we still very much believe in. So, thanks for the questions.

Cory Kasimov  - JPMorgan - Analyst

All right, thanks, appreciate the color.

Operator

Charles Duncan with Piper Jaffray.

Charles Duncan  - Piper Jaffray - Analyst

Hi, guys, thanks for taking the question. Not sure if this has been asked because I’m bouncing around several different calls, but I’m kind of wondering what you think is the major driver in script growth recently. And then, if you could also provide some color on your perspective on the potential for adding to your sales effort through either a co-promote or some type of partnership.

Mike Miller  - VIVUS, Inc. - Chief Commercial Officer

Hey, Charles, this is Mike, and I’ll take the first part of the question. I’ll let Tony chime in on the second part.

I would say that, since the July 1 retail pharmacy access, there’s no question that the relative ease of prescribing Qsymia has been improved, and I think the access to the product for patients has been certainly opened up. Again, we are hearing that. We are seeing that. And it is being fed back to us time and time again through many vehicles. So, I think that is absolutely what we are seeing and experiencing in these recent weeks.

I’ll let Tony speak to the partnership.

Tony Zook  - VIVUS, Inc. - CEO

Yes. Thanks, Charles. Yes, you’re absolutely correct in the premise of your question. We believe that, for us to really realize the full brand potential for Qsymia, having a large pharmaceutical partner is the key, because it allows us to rapidly expand into the primary care setting. And we believe that that is vital for the long-term success of the brand. So, thanks for the question.

Charles Duncan  - Piper Jaffray - Analyst

And then, if I may with a follow-up ask you if you have a perspective on potential for additional insurance kind of reimbursement wins, and then what’s a perspective that you might have on the potential for coverage in the Medicare population sometime in the next, call it, 12 to 18 months.

Tony Zook  - VIVUS, Inc. - CEO

Yes. Charles, we covered some of that off. I’ll let Mike, if you wouldn’t mind, give you the second answer.

Mike Miller  - VIVUS, Inc. - Chief Commercial Officer

Sure. Sure. Charles, just - we have many proposals out to payers. We have been working very diligently in that arena, and we don’t comment on those till the deal is done, and we will let you know when those deals are done, but I can assure that that is very much our priority.

With regard to Medicare Part D, as I said, we’re excited about the bill in Congress. It is bipartisan, and it was introduced in both Houses. But, let’s all also take note that how slowly Congress can move, and it is frustrating. But, I think the point that I tried to make was that I think that the obesity epidemic in this country has risen to the point that our public policymakers are now at least discussing the matter and taking some action. I think right now we’ll have to wait and see how it progresses in the halls of Congress.

Tony Zook  - VIVUS, Inc. - CEO

Mike, thanks very much. Charles, thanks for the question, as well as the others that gave us a few. Let me thank everyone again for dialing in today. We do look forward to a bright future for VIVUS and Qsymia, and we will keep you up to date on our progress in the future. Thanks again, everyone.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. You may all disconnect, and everyone have a great day.